Exhibit 5.1

August 29, 2013

Broadcast International, Inc.
6952 S. High Tech Drive, Suite C
Midvale, Utah 84047-3772

Ladies and Gentlemen:

I have acted as special counsel to Broadcast International, Inc., a Utah corporation (the “Company”), in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 6, 2013, by and among the Company, Alta Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Alta”), and AllDigital Holdings, Inc., a Nevada corporation (as it may be amended from time to time, the “Merger Agreement”), and in connection with the Amendment No. 1 to Registration Statement on Form S-4 (No. 333-189869) (the “Registration Statement”) filed on or about the date hereof, with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 32,371,838 shares (assuming effectiveness of the 1:15 reverse stock split to be effectuated upon filing of the Amended and Restated Articles of Incorporation (as defined below)) of common stock, no par value, of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Merger Agreement.

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of the Registration Statement, the Merger Agreement, the Company’s articles of incorporation (the “Articles of Incorporation”), the proposed amended and restated articles of incorporation of the Company (the “Amended and Restated Articles of Incorporation”) and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the proper filing of the Amended and Restated Articles of Incorporation with the Utah Division of Corporations and Commercial Code following approval of the same by the Company’s shareholders and the other qualifications stated herein, I am of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Utah and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to me under the caption “Legal Matters” in the joint proxy statement/prospectus which is a part of the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,
/s/ Reed L. Benson
Reed L. Benson, Esq.